News

CapitalSource Inc.

4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815

FOR IMMEDIATE RELEASE

For information contact:
Investor Relations:	Media Relations:
Tony Skarupa	Paul Wardour
Director of Finance	Director of Marketing
(301) 841-2847	(301) 841-2745
tskarupa@capitalsource.com	pwardour@capitalsource.com

CAPITALSOURCE REPORTS FOURTH QUARTER AND
FULL YEAR 2004 OPERATING RESULTS

•	For the quarter ended December 31, 2004, earned net income of $38.8 million

•	For the quarter ended December 31, 2004, earned diluted net income per share of $0.33

•	For the year ended December 31, 2004, earned net income of $124.9 million and diluted net income per share of $1.06

•	Grew funded loan portfolio to $4.3 billion, an increase of $492 million from the third quarter 2004

•	Completed a $1.1 billion term debt securitization

•	In February 2005, made certain promotions and organizational changes to position the business for continued growth

Chevy Chase, MD, February 17, 2005 — CapitalSource Inc. (NYSE: CSE) today reported net income of $38.8 million, or $0.33 per diluted share, for the quarter ended December 31, 2004. For the year ended December 31, 2004, net income was $124.9 million, or $1.06 per diluted share.

Our fourth quarter 2004 earnings represented a 13% increase over third quarter 2004 earnings of $34.3 million, or $0.29 per diluted share. Fourth quarter returns on average assets and average equity were 3.70% and 16.63%, respectively, compared to third quarter 2004 returns on average assets and average equity of 3.57% and 15.44%, respectively.

Loan Portfolio

•	Gross loans outstanding increased to $4.3 billion as of December 31, 2004, an increase of $492 million from $3.8 billion as of September 30, 2004. This increase compares to a $482 million increase in gross loans during the third quarter 2004.

•	Of our aggregate outstanding loan balance as of December 31, 2004, 40% was originated by our Corporate Finance Business, 31% was originated by our Structured Finance Business and 29% was originated by our Healthcare and Specialty Finance Business. This compares to 45% by our Corporate Finance Business, 32% by our Structured Finance Business and 23% by our Healthcare and Specialty Finance Business as of September 30, 2004.

•	Net interest and fee income was $92.2 million for the fourth quarter 2004, an increase of $1.8 million, or 2%, from $90.4 million for the third quarter 2004.

Yield / Cost of Funds / Leverage / Net Interest Margin

•	Yield on average interest earning assets was 11.54% for the fourth quarter 2004, a decrease of 26 basis points from 11.80% for the third quarter 2004. This decrease was the result of a 38 basis point decrease in yield from fee income, offset partially by a 12 basis point increase in yield from interest income. The increase in yield from interest income was primarily due to higher interest rates during the quarter. The decrease in yield from fee income was primarily the result of a decrease in prepayment-related fee income which contributed 62 basis points to yield in the fourth quarter 2004 compared to 88 basis points in the third quarter 2004.

•	Cost of funds was 3.46% for the fourth quarter 2004 compared to 3.00% for the third quarter 2004. This increase was primarily the result of rising interest rates during the quarter, partially offset by a more cost effective mix of financing including our latest term debt securitization.

•	Leverage, as measured by the ratio of total debt to equity, increased to 3.93x as of December 31, 2004 from 3.41x as of September 30, 2004, primarily due to the funding of the growth in our portfolio and the increase in cash and restricted cash held as of December 31, 2004 due to anticipated loan closings and the timing of loan collections and prepayments.

•	Net interest margin was 8.87% for the fourth quarter 2004, a 63 basis point decrease from 9.50% for the third quarter 2004. Net interest margin was slightly better than expectations and decreased due to the increase in interest expense due to higher leverage and higher cost of funds and a decrease in prepayment-related fee income, partially offset by the higher yield from interest income.

Credit Quality

•	The provision for loan losses was $5.5 million for the fourth quarter 2004, a decrease of $2.3 million from $7.8 million for the third quarter 2004. Of this amount, $2.4 million was for specific reserves compared to $5.0 million in specific reserves for the third quarter 2004.

•	During the fourth quarter 2004, we recorded a charge off of $2.9 million, or 0.29% of average loans during the quarter (annualized) compared with no charge offs during the third quarter 2004.

•	Allowance for loan losses was $35.2 million as of December 31, 2004, a $2.6 million increase from $32.6 million as of September 30, 2004. Allowance for loan losses as a percentage of gross loans was 0.82% as of December 31, 2004, a decrease of 4 basis points from 0.86% as of September 30, 2004. Specific reserves as a percentage of gross loans were 0.12% as of December 31, 2004, compared to 0.15% as of September 30, 2004.

Operating Expenses

•	Total operating expenses were $29.4 million for the fourth quarter 2004, an increase of $0.9 million from $28.5 million for the third quarter 2004. The increase was primarily the result of the compensation costs related to the addition of 11 employees during the quarter and higher incentive compensation.

•	Operating expenses as a percentage of average total assets were 2.81% for the fourth quarter 2004, a decrease of 15 basis points from 2.96% for the third quarter 2004.

Other Income

•	Other income was $6.5 million for the fourth quarter 2004, an increase of $2.5 million from $4.0 million for the third quarter 2004. The increase in other income compared to the third quarter 2004 was primarily due to an increase in gains on investments, offset partially by a decrease in diligence deposits forfeited.

Income Taxes

•	Our effective tax rate was 39.2% for the fourth quarter 2004, compared to 41% for the third quarter 2004. When combined with income and effective tax rates in prior periods, we have provided for income taxes on the total income earned in 2004 based on a 39.2% effective tax rate. We provided for income taxes on the income earned from August 7, 2003 through December 31, 2003 based on a 38% effective tax rate. Prior to our reorganization as a “C” corporation on August 6, 2003, we operated as a limited liability company and all income taxes were paid by our members.

Funding and Liquidity

•	During the fourth quarter 2004, we completed an offering of floating-rate asset-backed notes, which are backed by a $1.1 billion pool of senior and subordinated commercial loans originated by us. The offered notes totaled $1.0 billion, or 90.2% of the collateral pool. The proceeds of the offering were used to repay borrowings under our credit facilities.

Subsequent Event

     As of February 1, 2005, the Company renamed its Healthcare Finance group the Healthcare and Specialty Finance Business in recognition of the fact that its initiatives include a broader asset based lending platform including targeting borrowers outside of the healthcare industry. The Healthcare and Specialty Finance Business includes the following five groups each of which is headed by a Managing Director: Healthcare Credit Group, comprising all non-real estate healthcare lending activities; Healthcare Real Estate Group, comprising all healthcare real estate lending activities; Business Credit Services Group, comprising generic asset based lending activities; Security Alarm Lending Group, comprising financing activities related to the security alarm industry; and CapitalSource Mortgage Finance, comprising the Company’s FHA/HUD lending subsidiary. Dean Graham has been promoted to President of the Healthcare and Specialty Finance Business.

     The Corporate Finance Business comprises three groups focusing on different regions: Western, Midwestern and Eastern, each of which is headed by a Managing Director. Joseph Kenary has been promoted to President of the Corporate Finance Business.

     The Structured Finance Business includes the Real Estate Group which comprises all of the Company’s non-health care real estate lending activities and the Rediscount Group, which comprises the Company’s lender finance business. Each of these groups is headed by a Managing Director. Michael Szwajkowski has been promoted to President of the Structured Finance Business.

Conference Call and Webcast

We will host a conference call on Thursday, February 17, 2005 at 5:30 p.m. ET to discuss our fourth quarter results. If you wish to participate, please call (800) 295-3991 from the United States or (617) 614-3924 from outside the United States with pass code 76166969. Please call approximately ten minutes in advance. The call will also be audio webcast on the Investor Relations page of the CapitalSource website, www.capitalsource.com.

A telephonic replay will be available from approximately 7:30 p.m. ET February 17, 2005 through February 24, 2005. Please call (888) 286-8010 from the United States or (617) 801-6888 from outside the United States with pass code: 87807561. An audio replay will also be available on the Investor Relations page of the CapitalSource website.

About CapitalSource

CapitalSource is a specialized commercial finance company offering asset-based, senior, cash flow and mezzanine financing to small and mid-sized borrowers through three focused lending businesses: Corporate Finance, Healthcare and Specialty Finance, and Structured Finance. By offering a broad array of financial products, we had outstanding more than $6.3 billion in loan commitments as of December 31, 2004. Headquartered in Chevy Chase, MD, we have a national network of offices in cities including Atlanta, Boston, Buffalo, Chicago, Dallas, Los Angeles, Nashville, New York, Philadelphia, San Francisco and St. Louis. As of December 31, 2004, we had 398 employees. Middle market lending involves a certain degree of credit risk which we believe will result in credit losses in our portfolio. For more information, visit www.capitalsource.com or call toll free at (866) 876-8723.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the SEC, including the sections captioned “Risk Factors” and “Business” in our Annual Report on Form 10-K as filed with the SEC on March 12, 2004. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

CapitalSource Inc.
Consolidated Balance Sheets
(Unaudited)

	December 31,	September 30,
	2004	2004
	($ in thousands)
Assets
Cash and cash equivalents	$206,077	$121,357
Restricted cash	237,176	110,188
Loans:
Loans	4,274,525	3,783,077
Less deferred loan fees and discounts	(98,936)	(80,785)
Less allowance for loan losses	(35,208)	(32,612)

Loans, net	4,140,381	3,669,680
Investments	44,044	43,638
Deferred financing fees, net	41,546	34,435
Other assets	67,605	39,519

Total assets	$4,736,829	$4,018,817

Liabilities and shareholders’ equity
Liabilities:
Credit facilities	$966,961	$1,266,825
Term debt	2,189,356	1,252,720
Convertible debt	561,371	557,780
Accounts payable and other liabilities	72,750	38,534

Total liabilities	3,790,438	3,115,859
Shareholders’ equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	—	—
Common stock ($0.01 par value, 500,000,000 shares authorized; 119,227,495 and 119,118,235 shares issued; 117,927,495 and 117,818,235 shares outstanding, respectively)	1,179	1,178
Additional paid-in capital	761,579	759,828
Retained earnings	233,033	194,249
Deferred compensation	(19,162)	(21,751)
Accumulated other comprehensive loss, net	(312)	(620)
Treasury stock, at cost	(29,926)	(29,926)

Total shareholders’ equity	946,391	902,958

Total liabilities and shareholders’ equity	$4,736,829	$4,018,817

CapitalSource Inc.
Consolidated Statements of Income
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2004	2004	2003	2004	2003
Net interest and fee income:
Interest	$95,502	$86,344	$53,797	$313,827	$175,169
Fee income	24,476	26,010	15,358	86,324	50,596

Total interest and fee income	119,978	112,354	69,155	400,151	225,765
Interest expense	27,757	21,922	12,547	79,053	39,956

Net interest and fee income	92,221	90,432	56,608	321,098	185,809
Provision for loan losses	5,472	7,832	2,876	25,710	11,337

Net interest and fee income after provision for loan losses	86,749	82,600	53,732	295,388	174,472
Operating expenses:
Compensation and benefits	20,831	19,627	13,841	72,445	44,460
Other administrative expenses	8,613	8,838	8,464	35,303	23,347

Total operating expenses	29,444	28,465	22,305	107,748	67,807
Other income (expense):
Diligence deposits forfeited	642	1,249	848	4,987	3,071
Gain (loss) on investments	2,826	(435)	12,968	2,371	18,067
Loss on derivatives	(26)	(223)	(692)	(506)	(760)
Other income	3,043	3,423	3,206	10,929	5,437

Total other income	6,485	4,014	16,330	17,781	25,815

Net income before income taxes	63,790	58,149	47,757	205,421	132,480
Income taxes	25,006	23,841	18,148	80,570	24,712

Net income	$38,784	$34,308	$29,609	$124,851	$107,768

Net income per share:
Basic	$0.33	$0.30	$0.25	$1.07	$1.02
Diluted	$0.33	$0.29	$0.25	$1.06	$1.01
Average shares outstanding:
Basic	116,257,281	115,913,505	116,624,034	116,217,650	105,281,806
Diluted	117,554,347	117,358,735	118,403,945	117,600,676	107,170,585

CapitalSource Inc.
Pro Forma Financial Information
(Unaudited)
($ in thousands, except per share data)

	Three Months Ended
	December 31,	September 30,	December 31	Year Ended December 31,
	2004	2004	2003	2004	2003
Net income before income taxes	$63,790	$58,149	$47,757	$205,421	$132,480
Income taxes	25,006	23,841	18,148	80,570	24,712
Pro forma income taxes (a)	—	—	—	—	25,630

Pro forma net income	$38,784	$34,308	$29,609	$124,851	$82,138

Pro forma net income per share (a):
Basic	$0.33	$0.30	$0.25	$1.07	$0.78
Diluted	$0.33	$0.29	$0.25	$1.06	$0.77
Average shares outstanding:
Basic	116,257,281	115,913,505	116,624,034	116,217,650	105,281,806
Diluted	117,554,347	117,358,735	118,403,945	117,600,676	107,170,585
Pro forma return on average assets (a)	3.70%	3.57%	5.01%	3.59%	4.34%
Pro forma return on average equity (a)	16.63%	15.44%	13.82%	14.17%	12.37%

(a)	Adjusted to reflect results from our reorganization as a “C” corporation. As a limited liability company prior to the August 6, 2003 reorganization, all income taxes were paid by the members. As a “C” corporation, CapitalSource Inc. is responsible for the payment of all federal and state corporate income taxes. In 2003, the unaudited pro forma net income, pro forma basic net income per share, and pro forma diluted net income per share includes pro forma income taxes with a combined federal and state effective tax rate of 38%.

CapitalSource Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended
	December 31,	September 30,	December 31	Year Ended December 31,
	2004	2004	2003	2004	2003
Performance ratios:
Net interest margin	8.87%	9.50%	9.61%	9.30%	9.81%
Operating expenses as a percentage of average total assets	2.81%	2.96%	3.77%	3.09%	3.58%
Efficiency ratio (operating expenses / net interest and fee income and other income)	29.8%	30.1%	30.6%	31.8%	32.0%
Credit quality and leverage ratios:
60 or more days contractual delinquencies as a percentage of loans (as of period end)	0.76%	0.66%	0.18%	0.76%	0.18%
Loans on non-accrual status as a percentage of loans (as of period end)	0.53%	1.16%	0.36%	0.53%	0.36%
Net charge offs as a percentage of average loans (annualized)	0.29%	0.00%	0.00%	0.26%	0.00%
Allowance for loan losses as a percentage of loans (as of period end)	0.82%	0.86%	0.75%	0.82%	0.75%
Total debt to equity (as of period end)	3.93x	3.41x	1.93x	3.93x	1.93x
Equity to total assets (as of period end)	20.0%	22.5%	33.8%	20.0%	33.8%
Average balances:
Average loans	$3,890,583	$3,621,586	$2,187,639	$3,287,734	$1,760,638
Average assets	4,170,047	3,822,746	2,345,768	3,481,787	1,893,489
Average interest earning assets	4,135,321	3,786,683	2,336,343	3,453,888	1,893,342
Average borrowings	3,192,971	2,902,374	1,445,971	2,567,077	1,204,252
Average equity	927,808	883,842	850,312	880,884	676,891

The composition of our loan portfolio by lending business and by loan type as of December 31, 2004 and September 30, 2004 was as follows:

	December 31, 2004		September 30, 2004
	($ in thousands)
Composition of portfolio by lending business:
Corporate Finance	$1,709,180	40%	$1,700,175	45%
Structured Finance	1,335,541	31	1,194,748	32
Healthcare and Specialty Finance	1,229,804	29	888,154	23

Total	$4,274,525	100%	$3,783,077	100%

Composition of portfolio by loan type:
Senior secured cash flow loans	$1,583,411	37%	$1,497,285	40%
Senior secured asset-based loans	1,327,556	31	1,014,328	27
First mortgage loans	1,120,204	26	1,027,466	27
Mezzanine loans	243,354	6	243,998	6

Total	$4,274,525	100%	$3,783,077	100%